Exhibit 99.2

CASCADE CORPORATION, #4523594

CASCADE CORPORATION—Q4 FY 2012 EARNINGS CALL

March 29th, 2012, 2:00 PM PST

Chairperson: Robert Warren (Mgmt.)

Operator:	Good afternoon, ladies and gentlemen, and welcome to the Cascade Corporation Fourth Quarter Fiscal Year 2012 Earnings Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question-and-answer session. If anyone should need operator assistance at any time during the conference, please press the star, followed by the zero. As a reminder, this conference is being recorded on Thursday, March 29, 2012.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

Robert Warren:	Thank you. Good afternoon everyone and welcome to today’s call. With me are Andy Anderson, our Chief Operating Officer, and Joe Pointer, our Chief Financial Officer.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We operate globally with about 1,900 employees working in 26 locations in 17 countries. We manufacture products primarily for industrial trucks, most commonly called lift trucks or forklifts. These products, which are used in nearly every industry worldwide that uses lift trucks, allow the lift truck to carry, position, and deposit various types of loads. A smaller portion of our products are for construction vehicles, such as tool carriers and skid steer loaders. Approximately 60% of our products are sold through retail dealers, and the remaining products are sold directly to global manufacturers, names such as Hyster, Yale, Toyota, Kion, Mitsubishi, Komatsu, Hefei and Caterpillar.

I would now like to turn over the call to Joe for a recap of the annual and quarterly results.

Joe Pointer:	Thank you, Bob. I’d like to remind everyone that during the course of this call we may make forward-looking statements. Participants are cautioned that these forward-looking statements, including statements about our anticipated revenues, costs, earnings, and cash flows are subject to a number of risks and uncertainties that could cause our actual future results to differ materially. Additional information regarding these risks and uncertainties is described in our report on Form 10-K and other filings with the Securities and Exchange Commission. We cannot provide any assurance that future results will meet expectations. In addition, historical information should not be considered an indicator of future performance. We disclaim any obligation to release any updates to any comments made on this call or reflect any changes in business conditions or expectations.

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As I walk you through our results, please note that our fiscal year ends on January 31st, so when we refer to the fourth quarter of fiscal year 2012, we are actually referring to the quarter that just ended January 31, 2012. I would like to note that any percentage comparisons to prior periods will exclude the impact of changes in foreign currencies.

I want to make a couple of comments about the year-to-date results.

Fiscal 2012 was a year of continued recovery for the lift truck industry, with global shipments up 28%. Industry shipments in all four regions increased over the prior year. Shipments in all regions with the exception of China are still below shipment levels before the economic downturn. Our consolidated customer sales increased 27% to $536 million. This amount is comparable to our 2009 sales, and just 4% below the sales in 2008, which were a record for Cascade. Our net income for the year increased significantly from the prior year and overall was at its highest level in the Company’s history.

Now, focusing on our fourth quarter results.

Net sales for the quarter were $126 million, 13% higher than net sales of 110 million in the prior year. Global lift truck shipments were up 17% during the same period. Our consolidated gross profit percentage, excluding the impact of the Australia flood which impacted the results for both the current and prior year, was 29% during 2012, compared to 31% during 2011. The current year decrease was due to strategic pricing reductions in China and a higher percentage of lower margin products sold. Looking forward to 2013, we anticipate seeing a small improvement in our margins globally. Net income for the fourth quarter of 13 million, compared to net income of 4 million for the prior year.

Our facility in Australia was significantly damaged by flooding in January 2011. During the fourth quarter of fiscal 2012, we received flood insurance proceeds of $3 million. During the fourth quarter of fiscal 2011 we incurred a $5 million pretax charge related to the write-down of inventory in fixed asset and other flood-related costs. If you exclude from our quarterly results the insurance proceeds and charges from the flood, our diluted earnings per share would have been $0.99 per share in 2012, as compared to 66 per share in 2011. Please refer to the press release for a breakdown of these amounts.

I would now like to spend a few minutes discussing the quarterly results from a regional perspective.

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Sales in the Americas region increased 16% as a result of higher sales volumes due to a strong lift truck market and sales price increases. Our gross profit percentage in the Americas decreased slightly due to higher sales of lower margin products.

Our sales in Europe increased 22% compared to the prior year, due primarily to higher sales volumes as a result of a strong lift truck market and price increases. From a profitability standpoint, Europe posted positive operating income for the fourth straight quarter. Margins were up slightly in 2012 due to added volume and price increases. SG&A costs were lower due to reduced personnel cost as a result of our restructuring efforts in prior years.

Asia-Pacific experienced a 15% increase in sales during the fourth quarter compared to prior year due to strong lift truck markets throughout the region. The gross profit percentage during fiscal 2011 included a $2.2 million inventory write-off as a result of the flooding in Australia. Excluding the inventory write-off, the 2012 and 2011 gross profit percentages for the quarter were consistent. If you exclude the impact of the flood on both current and prior year quarterly results, our operating income in Asia-Pacific increased 29%. This is due to higher sales volumes.

Net sales in China decreased 12% during the quarter compared to the prior year. We have seen a softening of the lift truck market in China in the fourth quarter from record industry shipment levels earlier in the year. Bob will talk about the China market a bit later. The gross profit percentage decreased from 33% in the prior year to 26% due to three main factors. The biggest factor is that our transfers between areas, which represent shipments to other Cascade locations, increased in the current year and now make up 35% of our total sales in comparison to 29% in 2011. These transfers are at lower margins. Second, as we noted in prior quarters, we are experiencing increased competition in China. With this increased competition, we have elected to reduce prices in certain products to maintain our market share. The last factor is the percentage of net sales related to lower margin products, which increased in the current year. Fourth quarter operating income in China decreased 28%, reflecting lower margins and also some increases in SG&A for personnel and other costs.

At a consolidated level, our SG&A as a percentage of sales was 16.5% in the fourth quarter, and 16% for the year. We would expect our SG&A expenses to remain at this level through fiscal 2013. Our effective tax rate was 28% for the quarter, compared to 42% in the prior year. Last year, we were still recording valuation allowances related to losses in Europe. This year, with increased profitability in Europe, the rate dropped because there was no need for additional valuation allowances. Going into fiscal 2013, we’re expecting our effective tax rate to be around 30%.

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Now, turning to the balance sheet, the only item I wanted to highlight is our outstanding debt decreased $17 million during the fourth quarter due to income from operations and the receipt of insurance proceeds. As of year-end, our total debt balance was 6 million, which included 2 million of debt outstanding under our credit facility.

I would also like to note a couple of other points regarding ongoing matters affecting the Company.

The first relates to insurance proceeds related to the Australia flood. We expect to receive up to an additional $3 million of insurance proceeds which will be recorded as income some time in the first half of fiscal 2013. This relates to the replacement of equipment damaged in the flood. This is the only significant item remaining in our insurance claim.

In 2013, we expect capital expenditures to be $17 million, including the 3 million of equipment in Australia. The remaining 14 million represents expenditures for replacement and maintenance items.

The last item relates to our environmental clean-up at our Fairview, Oregon facility, which has been ongoing since 1996. We have made significant progress at the site over the years and are working to wind down certain remediation activities. We are also presently conducting additional tests in a few areas near this facility to assess the effectiveness of remediation activities to date. After the results of these tests are received, which we expect during the first half of fiscal 2013, we will determine if additional remediation tests are needed and update our cost estimates.

I would now like to turn the call over to Bob for a discussion of the current market trends and some other general comments.

Robert Warren:	Thank you, Joe. I’d like to start with a brief overview of the lift truck market.

Currently, the lift truck market is the only economic industrial indicator we have available for our markets. While this does not correlate exactly with our business levels since various end markets use our product to differing degrees, it does give us an indication of short term trends. Our website includes industrial trends under the investor relations tab. We expect the lift truck market to the Americas and Asia-Pacific regions to experience modest growth during fiscal 2013. The outlook for Europe in fiscal 2013 appears to be stable; however, events surrounding the European debt crisis and other economic factors in Europe could have an effect on the market.

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The Japanese market has changed—the Chinese market has changed over the course of 2012. Through the first two quarters, it was on a record upward trend, peaking in the second quarter. The market began to level off in the third quarter and continued to soften in the fourth quarter, where lift truck shipments fell to a level comparable to the fourth quarter of last year. At the end of fiscal 2013, we expect some decline in the market for the year given we are coming off of a very high shipment level in 2012. It is hard to pinpoint the exact cause of the decline, but our beliefs are that some government incentive programs and a more favorable lending environment caused the spike in order rates. We believe that current levels are a more reasonable starting point for shipment levels for the next year.

As to our profitability in China, Joe highlighted a number of factors causing a drop in our operating income. We are taking a number of steps to increase our market share and maintain reasonable operating returns. Earlier this week, our Board authorized a 40% increase in our dividend to $0.35 per share. This is a record dividend for the Company.

This concludes our prepared remarks, and we are now ready to open the call to your questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time, I would like to begin the question-and-answer session. If you have a question, please press the star, followed by the one, on your pushbutton phone. If you would like to decline from the polling process, please press the star, followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. And as a reminder, if you are using speaker equipment, you’ll need to lift the handset before pressing the numbers. One moment, please, for our first question.

Our first question comes from the line of Arnie Ursaner with CJS Securities. Please go ahead.

Arnie Ursaner:	Hi, good afternoon. First questions are for Joe. I just want to try to clarify something. I think you’d said in your prepared remarks I think you said a small improvement in 2013 in gross margin, are you including—first of all, was that relative to Q4 and are you including the expected insurance settlement in the expectation that gross margin will be better?

Joe Pointer:	You’re right, that’s what I said. No, the 3 million is excluded; that wouldn’t be a part of gross profit.

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Arnie Ursaner:	Got it. Okay. And can you comment, Bob, about China a little bit more. You mentioned strategic pricing initiatives, tell us maybe a little more what is behind that if you could?

Robert Warren:	A lot of the—some of the lower level sales on application for clamping and some of the cotton industry and others we’re seeing some low cost competitors coming in and we’re designing and pricing some product to be competitive in those markets. We are also seeing increased competition. As you’ve seen, there have been announcements of one of our Italian competitors who is investing a fair amount into the market. We’re seeing some increased activity around their investments. We’re also seeing one of our large OEM customers who has been more active in selling his own design attachments.

Arnie Ursaner:	And final question for you, Bob, on the strategic side. You mentioned, you know, it goes back several quarters, the opportunity depending on, you know, your balance sheet, could be in a net position, you have tremendously strong free cash flow this quarter, you are in a net cash position, you’ve mentioned possible acquisitions, you obviously have increased the dividend quite substantially, could you perhaps share a little more of your thinking strategically of how the Company is evaluating its capital structure given the position you’re in now?

Robert Warren:	Clearly we’ve been evaluating for a while, Arnie, what our options are to our core business for growth and have identified a number of niche opportunities for us. We’re pursuing both on a regional basis for expansion and also on product line. As you know, we’ve been in the construction business and have seen some opportunity to expand our existing line based on some of that. Beyond that, the Board certainly has been viewing for quite a while the anticipation of where we are today. As you can see, the confidence they have going forward in that cash flow. We’ll see increase in dividend and they are looking at other ways to try to return capital through acquisitions or special dividends or, I think we pretty much ruled out any sort of a share buyback this time.

Arnie Ursaner:	Okay, thank you.

Robert Warren:	Thanks, Arnie.

Operator:	Thank you. Our next question comes from the line of Joe Giamichael with Global Hunter Securities. Please go ahead.

Robert Warren:	Good afternoon, Joe.

Operator:	Pardon me, sir. Your line is now open.

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Joe Giamichael:	Sorry about that. Thank you, Bob. The changes in FX that we saw in the quarter, what currencies are those specifically against?

Robert Warren:	The changes in the FX for the quarter would be primarily against... I think...

Joe Pointer:	Let me look at that real quick and give you...

Robert Warren:	Yes, Joe....

Joe Pointer:	Yes, I understand the question, yes.

Joe Giamichael:	Yes, I think it was a $4 million pick up on the cash flows. That’s fine, I’ll just move to the next question. You know, domestically we’ve seen a surprising pick up in some of the construction-related industries, whether it’s wire or rebar sales or things of that nature, and it looks like, you know, trends in North America for lift trucks, and certainly your products continue to do well, what is it that you’re seeing or are you seeing those types of continued trends and any other sort of positive indications from an end consumer basis?

Robert Warren:	On the lift truck side, I would say that that’s fairly muted (ph) that we’ve heard from the OEMs as far as their expectation in North America, specifically speaking about. They are confident that they have pretty much, maybe, you know, zero to 5% anticipated growth this year, but recently flat. On the construction side, actually the construction businesses that we’ve heard certainly affecting some of our attachment competitors, were better last year than we had seen on the West Coast and we’re finally seeing some loosening up of the market on the West Coast, which has been beneficial for us. But we have seen very little, so far, people...

Joe Giamichael:	Has some of those...

Robert Warren:	We have seen that big an increase. Certainly not in .

Joe Giamichael:	Got it. And on the construction side, are there—has this difficult environment created potential bolt-ons with the existing platform?

Robert Warren:	We have seen some. We actually made some technology acquisition in the past quarter and we have been shipping some of this product, so we’re actually seeing some opportunities. Nothing on a large scale at this point.

Joe Giamichael:	Got it. Thank you very much, guys.

Robert Warren:	Thanks, Joe.

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Operator:	Thank you. If there are any additional questions at this time, please press star, followed by the one. As a reminder, if you are using speaker equipment, please lift the handset before making your selection.

And our next question comes from the line of Schon Williams with BB&T Capital Markets. Please go ahead.

Sean Williams:	Hi, good afternoon.

Robert Warren:	Good afternoon, Schon.

Sean Williams:	I wonder if we could maybe focus on Europe for a little bit. In a world where, you know, maybe sales are potentially flat next fiscal year, I’m just wondering if, are there any additional efficiencies or cost savings that you guys can continue to squeeze out of that business so that, you know, even in a world where sales are maybe flat, you know, could we actually see some margin expansion from, you know, internal efforts?

Andy Anderson:	Schon, I think the way to answer that is that in, while the material increases and so forth that we will experience we expect to be moderate, we do expect some single-digit material increases than the increases in efficiency, which we’re always working to get, we believe will offset those. So in terms of a material increase in our operating margins on flat sales, I would not cause you to expect them.

Sean Williams:	And what about, I mean, do you have any new—I mean are you able to get additional pricing in Europe or can you just talk about what the, you know, last time you put through significant pricing in Europe?

Andy Anderson:	The pricing environment certainly in certain categories and certain sectors is actually becoming more brutal. We choose not to participate in it, which will have a little impact on our margins. But the ability to put pricing through right at this moment other than we are putting nominal pricing increase into place in a couple of months, but pricing power we do not expect to be able to lever to a great degree. The attachment market is starting in certain sectors and certain geographies to reflect the competitive and irrationally competitive nature of some of the fork markets in years past.

Sean Williams:	What about the—I mean do you see the customer mix within Europe being fairly stable? And I know you’re exiting some lower margin customers, has that, you know, is that customer mix fairly stable as we look out over the next kind of 12 to 18 months?

Andy Anderson:	It is.

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Sean Williams:	And maybe, just to change gears a little bit, I wonder if there’s other opportunities geographically that maybe you guys are looking at? I know that Kion is looking at building a major plant down in Latin America, are there other opportunities geographically maybe that you guys...

Andy Anderson:	Absolutely, we’re looking. They will not make material improvements in our revenues for the short term. And by the short term I mean two or three years. But we’re about to complete an acquisition of our Brazilian distributor and we’re going to be looking aggressively—at aggressive expansion in the Brazil market. We’re looking very carefully at ways to expand in the Islamic regions of the Middle East, looking at ways to expand in Russia and taking steps to do so in both regions. We’re taking small steps in India. India I know is often identified as a high growth country, which I think maybe in certain sectors of economic—of the economic sphere, but in the lift truck sector it’s still a pretty, pretty small market, and while its growth may be significant on a percentile basis in terms of nominal lift truck, it’s still pretty small. So we don’t expect much out of there. But I would say in order of priority at the moment in terms of where we’re putting our efforts, it would be Brazil, probably the Middle East, Islamic region of the Middle East, and Russia and then India. But, yes, we’re interested, very interested in all of them.

Sean Williams:	All right, thank you very much.

Operator:	Thank you. Our next question comes from the line of JB Groh with DA Davidson. Please go ahead.

Chris:	Good afternoon. This is actually Chris. First question’s related to China. You guys kind of gave a general characterization on where you guys think sales are going to be going down, possibly down, would it surprise you to see sales down in the 10 to 15% next year?

Robert Warren:	Year-over-year?

Chris:	Yes.

Robert Warren:	Yes, I think if you were looking at probably what the fourth quarter shipments were that’s, you know, which our people are thinking it will be, there’s some industry people who are still projecting some larger numbers. I’m always fearful of them ‘cause they’ve proven to be correct in the past, but I don’t see on the more macro economic level that much of an expansion coming out of China. They’re certainly not giving incentives right now for some of that investment and we think that some sales beginning this past year. So I would expect more flat to truck sales this coming year in China.

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Chris:	Okay, so kind of flat to modest decline, nothing substantial, at least that you’re seeing yet.

Robert Warren:	You know, the first month or so we certainly haven’t seen anything that would change that opinion.

Chris:	Okay. And then as for the margins in China, it looks like there’s some kind of structural changes going on in the business, do you continue to see margins continue to be pressured going forward?

Robert Warren:	We feel that there’s going to be a continued pressure but we feel with some of our countermeasures are going to (inaudible) that in our main businesses. We might still see, on a consolidated level, depending on how our exports out of China because of inter-company pricing on a consolidated basis, could still show lower gross margin but on an actual operating level line this should be fairly stable now.

Chris:	Okay, so the rate of change should start slowing down here in terms of margin pressure.

Robert Warren:	That’s what we’re anticipating and planning for.

Chris:	Okay, great. Thanks for the time.

Robert Warren:	Thanks.

Operator:	Thank you. Once again, if there are any additional questions at this time, please press star, one.

And our next question is a follow-up question from the line of Arnie Ursaner with CJS Securities. Please go ahead.

Arnie Ursaner:	Hi, a couple of follow-ups. In China, obviously the Chinese New Year was in January, directly impacted your Q4, can you comment on the trends you’ve seen in February and March, and, you know, orders, and/or your actual activity in China after the Chinese New Year?

Andy Anderson:	Arnie, this is Andy. First off, I want to apologize both to you and to all of the others on the call who watch our website for those trending order rates. Lift truck order rates, we were—we don’t have them up yet for February, which we should have. There’s a little internal glitch on that. But what we saw, and I think in our business is pretty reflective of what the industry did, if we judge the whole year by January alone, we would panic (ph), but February bounced back pretty nicely in terms of the lift truck order rates in China and I think that that’s what we’re experiencing as well. So, right at the moment, the lift truck order rate, the first two months of the year in China, combined, is just about the same as it was. It’s just slightly ahead of last year, about what we’re seeing in our business levels as well. So, it—that January note on our website right now needs to be tempered quite a bit. So that may be a elliptical answer but I can say that the short answer is, the bad news is there’s not a huge upswing, and the good news is that it’s pretty stable.

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Arnie Ursaner:	Well, I was trying to go more on the whole maturity of the Chinese market. You’ve done a great job of capturing market share and most of the industry people effectively (inaudible) continue to show growth albeit at a slower rate, I guess I’m trying to translate that into actual declines in the fork lift truck industry, thinking about it.

Joe Pointer:	I think your question was, are you trying to equate that into what’s happening in the industry itself, right?

Arnie Ursaner:	Correct.

Andy Anderson:	It’s happening in the lift truck business.

Joe Pointer:	Yes, I mean that’s about — well, I think that was pretty much accurate, what he was describing. Not only our business but the lift truck world.

Andy Anderson:	Right, both worlds.

Joe Pointer:	Yes.

Arnie Ursaner:	And then a separate question on Europe. If I look at your revenue trends, were very strong of 21%, your gross margin was positive, your SG&A dollars were lower, and you barely achieved profitability, when we think about the upcoming year where you’re targeting or hopefully the industry will have 10% revenue growth, where do you think you’re likely to come out for the full year in operating margin in Europe?

Joe Pointer:	Coming year.

Andy Anderson:	I think once again we’re—our expectation, Arnie, would be to be pretty close—to be pretty consistent with this year. Hard to know which prognosticators to believe. The, two months ago, the OEMs, almost two to one were projecting about a 10% down in the market. That’s changed. Only one major OEM is now projecting 10% down. They’re projecting flat. The pricing environment, competitive environment, prohibits this from making any significant moves in pricing, although we will recover our cost. So we note that Bolzoni (ph), if memory serves, for the year was operating at 3.2% operating income and we were operating at 4.4% operating income. I state that only to say I think that’s indicative of the pricing environment and the competitive environment in the marketplace. So I think we’ll go with the OEMs at the moment that most of them are projecting a flat Europe and that’s about what we’re looking at. Do you agree with that, Bob?

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Robert Warren:	Yes, I don’t see anything that’s—it’ll be particularly giving us a great lift. I think that we have become a lot more competitive in our new install base there and we are anticipating with some of our operating offerings and lead time and some of the other issues that we could see some market share gains this year, but I don’t think it’s going to add appreciably.

Arnie Ursaner:	And your inventories jumped a fair amount year-over-year, is there any—how much of that is, let’s say, plans, higher steel inventories versus unplanned products that have not sold?

Andy Anderson:	Well, that’s a great question. In my report to the Board, Arnie, I described it as death by a thousand cuts, which almost all of them were planned but they—I don’t believe they’re structural or permanent. I would—the way that we look at it is there probably was about a $10 million abnormal increase in the inventories over what you might expect. About 2.5 million of that comes from the fact that inventories were significantly low in Australia at 1/31/11 due to the flood. Almost all the inventory had been written off and we’re now back up to a normal inventory level. So the—of that 10 million delta, that takes about 2.5 million of it, and then we had some shipments coming from China into Europe that hit in the fourth quarter that significantly upped (ph) the inventory in France, which is primarily there to serve the major OEM, which is—it’s I think an episodic, when you look at the inventory levels of Chinese and Europe, they tend to be fairly volatile in this and fairly high. The remainder of that I would say extra or incremental buildup in inventory beyond just normal business increase, had much to do with sourcing issues and sourcing problems that we’ve rectified to keep our lead times low in the European markets and North American markets.

We’ve had both casting and forging suppliers really go south on us in China creating all kinds of shortages and delays. That’s been over the last six to eight months, ten months, and as a result we’ve developed domestic sources and we’ve been dual sourcing some issues. There’s a profile supplier that we were concerned was going out of—might be going into bankruptcy, might be hurting deliveries or really having an impact on deliveries, which would be catastrophic for us. We’ve developed a second supplier and we’ve actually taken additional inventory just to protect ourselves in the case we had that inventory shut. It doesn’t appear that they’re going to move into bankruptcy, and they will be able to continue supplying. The good news is, we now have a second supplier. But it’s a whole number of supply chain issues that we were in effect protecting our lead times, and I do expect the turn rates to go back down. I think our—our turn rates to go back up. Bob just pointed out, it was inventory going down, turn rates going up. But I think that the turn rate is fixed for the consolidated basis. It’s still the place we want to be.

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Arnie Ursaner:	So, clearly, you expect some of the inventory to be worked down pretty early in the upcoming year.

Andy Anderson:	Yes. That was a long explanation, but I do believe that these are not structural issues; they’re temporary issues.

Arnie Ursaner:	Good opportunity to help us better understand the issue involved. Going to the order trends and your manufacturing, typically you’re really effective manufacturing when you have a backlog and you can schedule workers efficiently, and it’s sort of an ideal mix where you have several weeks worth of work to best schedule your plants to maximize efficiency, how would view your current backlog at this point relative to that trend?

Robert Warren:	I haven’t seen much of a difference in our backlog in any of our markets.

Joe Pointer:	I think probably other than the downturn we haven’t released any big fluctuations in that and it’s usually out another four to six weeks, but that’s been pretty consistent.

Andy Anderson:	The thing that really throws us into chaos is when we get—we start to get really significant harmonic swings in the OEM orders of forks, where they’ll order on a rush basis and we gear up in both material and personnel to do it and then all of a sudden they realize they’ve over-ordered and then they just stop. We’re not seeing that. It’s pretty good.

Arnie Ursaner:	Okay, thank you.

Operator:	Thank you. And Mr. Warren, I’m showing no further questions at this time, sir.

Joe Pointer:	Just one question. I wanted to respond to Joe Giamichael’s comment about the FX. The only swings in currency we saw over the last quarter was mainly in euro, which is the biggest one impacting us, and a little bit of the British pound, but other than that, most currencies were flat.

Robert Warren:	Terrific. Again, thanks so much for your time and participation today. We appreciate your interest in Cascade. Please don’t hesitate to call if we can be of any assistance.

Operator:	Thank you, sir. Ladies and gentlemen, this concludes the Cascade Corporation Fourth Quarter Earnings Conference Call. If you would like to listen to a replay of today’s conference call, you may dial 800-406-7325 and enter the access number 4523594, in North America. International callers please dial 303-590-3030. Thank you for participating. You may now disconnect.

END

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